SERVICING AGREEMENT

         AGREEMENT effective as of the 8th day of May, 1995 by and among FREEDOM MUTUAL FUND-Freedom Cash Management Fund (the "Fund") and FUNDMANAGER TRUST ("FundManager"), registered investment companies and Massachusetts and Delaware business trusts, respectively, and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

                                   WITNESSETH:

         WHEREAS, the Bank serves currently as the shareholder servicing agent for FundManager Trust;

         WHEREAS, another firm, John Hancock Fund Services, Inc., serves currently as the Transfer Agent, shareholder servicing agent and dividend disbursing agent for the Fund (the Transfer Agent");

         WHEREAS, the Fund and FundManager desire to appoint the Bank as a servicing agent for certain shareholders who maintain accounts in both the Fund and FundManager and are clients of the M.D. Hirsch Division of Freedom Capital Management Corporation, the investment adviser for both the Fund and FundManager.

         NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Fund and the Bank agree as follows:

ARTICLE 1. TERMS OF APPOINTMENT; DUTIES OF THE BANK

1.01 Subject to the terms and conditions set forth in this Agreement, the Fund and FundManager hereby employ and appoint the Bank to act as, and the Bank agrees to act as, servicing agent for those shareholders of the Fund who are also shareholders in FundManager and clients of the M.D. Hirsch Division of Freedom Capital Management Corporation ("Shareholders") with respect to the shares of the Fund owned by such Shareholders (the "Shares").

1.02 The Bank agrees that it will perform the following services:

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         (a) In  connection  with  procedures  established  from time to time by agreement between the Fund and the Bank, the Bank shall:

                  (i) Receive and transmit orders and payment therefor for the purchase of Shares from or on behalf of Shareholders to the Transfer Agent to be held on the books of the Transfer Agent in an account for the Bank as agent for Shareholders;

                  (ii) Pursuant to purchase orders, obtain from the Transfer Agent the appropriate number of Shares and hold such shares in the appropriate Shareholder account;

                  (iii) Receive and transmit redemption requests and redemption directions and deliver the appropriate documentation therefor to the Transfer Agent;

                  (iv) At the appropriate time as and when it receives monies paid to it by or at the direction of the Transfer Agent with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                  (v)   Facilitate   transfers   and   exchanges  of  Shares  by
Shareholders upon receipt of appropriate instructions;

                  (vi) Receive dividends and distributions declared by the Fund and pay over or cause to be paid over to the Shareholders in the appropriate manner, such monies as instructed by the Shareholders or the Fund;

                  (vii) Create and maintain all necessary records including those specified in Article 9 hereof, in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Fund Act of 1940, as amended (the "1940 Act"), and those records pertaining to the various functions performed by it thereunder. All records shall be available for inspection and for use by the Fund. Where applicable, such records shall be maintained by the Bank for the periods and in the places required by Rule 31a-2 under the 1940 Act.

                  (viii) Make available during regular business hours all records and other data created and maintained pursuant to the Agreement for reasonable audit and inspection by the Fund, or any person retained by the Fund. Upon reasonable notice by the Fund, the Bank shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Fund, or any person retained by the Fund.

         (b) In addition to and not in lieu of the services set forth in the above paragraph (a) or in any Schedule hereto, the Bank shall: perform all of the customary services of a shareholder servicing agent, including but not limited to, maintaining all Shareholder accounts, forwarding proxies, receiving, tabulating and forwarding to the Fund proxies received from Shareholders with respect to annual and special meetings of shareholders, forwarding Shareholder reports and prospectuses to current Shareholders, withholding taxes on all Shareholder accounts as required, including nonresident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, responding to Shareholder telephone calls and shareholder correspondence, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

ARTICLE 2. SALE OF SHARES

2.01 The Fund shall use its best efforts to cause its Distributors to deliver or cause to be delivered to the Bank with respect to any Shares of the Fund sold by the Distributors to or for the account of a Shareholder, a document duly specifying: (i) the name of the Fund whose Shares were sold; (ii) the number of Shares sold, trade date, and price, (iii) the amount of money to be delivered to the Transfer Agent for the sale of such Shares and specifically allocated to the Fund; and (iv) in the case of a new account, a new account application or sufficient information to establish an account.

2.02 The Bank will, upon receipt by it of a check or other payment identified by it as an investment in Shares of the Fund on behalf of a Shareholder and drawn or endorsed to the Fund, or identified as being for the account of, the Fund on behalf of a Shareholder, promptly transmit payment to the Transfer Agent.

2.03 Under procedures as established by mutual agreement between the Fund and the Bank, the Bank shall hold on behalf of the Shareholder or his authorized agent such Shares, computed to the nearest three decimal points, as he is entitled to receive, based on the appropriate net asset value of the Fund is Shares, determined in accordance with the Prospectus (as defined in Section 14.01(e) hereof) and applicable Federal law or regulation. The Bank shall be entitled to rely upon the latest directions, if any, previously received by the Bank from the Shareholder or his authorized agent concerning the delivery of such Shares.

2.04 The Bank shall not be required to obtain any Shares of the Fund where it has received a written instruction from the Fund or written notification from any appropriate Federal or State authority that the sale of the Shares of the Fund in question has been suspended or discontinued, and the Bank shall be entitled to rely upon such written instructions or written notification.

ARTICLE 3. RETURNED CHECKS

3.01 In the event that any check or other order for the transfer of money payable to or to the order of the Bank is returned unpaid for any reason, or in the event that the Transfer Agent notifies the Bank of any such returned check or other order, the Bank will (a) give prompt notice of such event to the Fund and/or the Transfer Agent, (b) place a stop transfer order on the Bank's records against all Shares with respect to such check or order or (c) take such other steps as the Bank may, in its discretion, deem appropriate. Provided that these procedures, and any others as may be agreed upon from time to time, between the Fund and the Bank, regarding purchases and redemptions of Shares, are adhered to by the Bank, the Bank shall not be liable for any loss suffered as a result of returned or unpaid purchase or redemption transactions. Legal or other expenses incurred to collect amounts owed as a consequence of returned or unpaid purchase or redemption transactions shall be an expense of the Fund.

ARTICLE 4. REDEMPTIONS

4.01 Shares of the Fund may be redeemed in accordance with the procedures set forth in the Prospectus of the Fund as defined in Section 14.01(e) hereof, and the Bank will duly forward all redemption requests to the Transfer Agent.

ARTICLE 5. TRANSFERS AND EXCHANGES

5.01 The Bank is authorized to review and transfer to the Transfer Agent any requests for exchanges between the Fund and any other fund for which exchanges are permitted in accordance with the requirements set forth in the Prospectus of the Fund, as defined in Section 14.01(e) hereof.

ARTICLE 6. DISTRIBUTIONS

6.01 The Bank shall accept from the Transfer Agent funds equal to the cash amount of any dividend or distribution to be paid out. The Bank will calculate, prepare and mail checks to (at the address as it appears on the records of the Bank), or (where appropriate) credit such dividend or distribution to the account of, Shareholders, and maintain and safeguard all underlying records.

6.02 The Bank will replace lost checks at its discretion and in conformity with regular business practices.

6.03 The Bank will maintain all records necessary to reflect the crediting of dividends which are reinvested in Shares of the Fund, including without limitation daily dividends.

6.04 If the Bank shall not receive from the Transfer Agent sufficient cash to make payment to all Shareholders as of the record date, the Bank shall, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until such sufficient cash is provided to the Bank.

ARTICLE 7. OTHER DUTIES

7.01 The Bank shall be responsible only for the performance of the duties expressly provided for herein or for the performance of such other duties and functions as may from time to time be agreed to in writing. Without limiting the foregoing, the Bank shall have no duty or obligation in the performance of its duties hereunder to monitor the issuance of the Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

ARTICLE 8. TAXES

8.01 It is understood that the Bank shall file such appropriate information returns concerning the payment of dividends and capital gain distributions and tax withholding with the proper Federal, State and local authorities as are required by law to be filed by the Fund on behalf of the Shareholders and shall withhold such sums as are required to be withheld by applicable law.

ARTICLE 9. BOOKS AND RECORDS

9.01 The Bank shall maintain confidential records showing for each Shareholder's account the following: (i) names, addresses and tax identification numbers; (ii) numbers of Shares held; (iii) historical information regarding the account of each Shareholder, including dividends paid and date and price of all transactions on a Shareholder's account; (iv) any stop or restraining order placed against a Shareholder's account; (v) information with respect to withholdings; (vi) any capital gain or dividend reinvestment order, plan application, dividend address and correspondence relating the current maintenance of a Shareholder's account; (vii) any information required in order for the Bank to perform the calculations contemplated or required by this Agreement; and (viii) such other information and data as may be required by applicable law.

9.02 Any records required to be maintained by Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act. Such records may be inspected by the Fund at reasonable times. The Bank may, at its option at any time, and shall forthwith upon the Fund's demand, turn over to the Fund and cease to retain in the Bank's files, records and documents created and maintained by the Bank in performance of its service or for its protection. At the end of the six-year retention period, such periods and documents will either be turned over to the Fund, or destroyed in accordance with the Fund's authorization.

9.03 Procedures applicable to the services to be performed hereunder may be established from time to time by agreement between the Fund and the Bank. The
Bank shall have the right to utilize any shareholder accounting and recordkeeping systems which, in its opinion, qualifies to perform any services to be performed hereunder. The Bank shall keep records relating to the services performed hereunder, in the form and manner as it may deem advisable.

ARTICLE 10. FEES AND EXPENSES

10.01 For performance by the Bank pursuant to this Agreement, the Bank will be paid by the Fund and FundManager an annual maintenance fee as set out in Schedule A which is attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 10.02 below may be changed from time to time.

10.02 In addition to the fee paid under Section 10.01 above, the Bank will be reimbursed for out-of-pocket expenses or advances incurred by the Bank for the items set out in Schedule A. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund and FundManager including, without limitation, any equipment or supplies specifically ordered or required to be purchased, will be reimbursed by the Fund and FundManager

10.03 The Bank will be reimbursed for expenses within thirty days following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Bank at least seven (7) days prior to the mailing date of such material.

ARTICLE 11. REPRESENTATIONS AND WARRANTIES OF THE BANK

         THE BANK REPRESENTS AND WARRANTS TO THE FUND AND FUNDMANAGER THAT:

11.01 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

11.02 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

11.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

11.04 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

ARTICLE 12. REPRESENTATIONS AND WARRANTIES OF THE FUND AND FUNDMANAGER

         THE FUND AND FUNDMANAGER REPRESENTS AND WARRANTS TO THE BANK THAT:

12.01 The Fund and FundManager are business trusts duly organized and existing and in good standing under the laws of Massachusetts and Delaware, respectively.

12.02 They are empowered under applicable laws and by its charter documents and by-laws to enter into and perform this Agreement.

12.03 All proceedings required by said charter documents and by-laws have been taken to authorize them to enter into and perform this Agreement.

12.04 A registration statement on Form N-1A (including a prospectus and statement of additional information) under the Securities Act of 1933 and the 1940 Act is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

12.05 When Shares are hereafter issued in accordance with the terms of the Prospectus as defined in Section 14.01 (e) hereof, such Shares shall be validly issued, fully paid and nonassessable by the Fund.

ARTICLE 13. INDEMNIFICATION

13.01 Except as set forth in subparagraph (e) hereof, the Bank shall not be responsible for, and the Fund and FundManager shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) All actions taken or omitted to be taken by the Bank in good faith in reliance on or use by the Bank of information, records and documents which
(i) are received by the Bank and furnished to it by or on behalf of the Fund or FundManager, (ii) have been prepared and/or maintained by the Fund or FundManager, or any other person or firm on behalf of the Fund or FundManager, and (iii) were received by the Bank from the Transfer Agent.

         (b) Any action taken or omitted to be taken by the Bank in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed.

         (c) Either the Fund's or FundManager's refusal or failure to comply with the terms of this Agreement, or which arise out of such parties' lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of such parties hereunder.

         (d) The reliance in good faith on, or the carrying out by the Bank of, any instructions or requests, whether written or oral, of the Fund or FundManager, or the acting upon any paper or document furnished by or on behalf of the Fund or FundManager, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank by machine readable input, telex, CRT data entry or other similar means authorized by the Fund or FundManager, and the Bank shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund or FundManager.

13.02 The Bank shall indemnify and hold the Fund and FundManager harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributed to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence, willful misconduct, knowing violation of law or fraud.

13.03 At any time any parties hereto may consult with legal counsel with respect to any matter arising in connection with the services to be performed under this Agreement, and such party shall not be liable and shall be indemnified for any action taken or omitted by it in good faith reliance upon the opinion of such counsel except for a knowing violation of law.

13.04 In the event any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

13.05 No party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder as contemplated by this Agreement.

13.06 In any case in which any party may be asked to identify or hold the other party harmless the identifying party shall be advised of all pertinent facts concerning the situation in question.

The indemnified party shall notify the indemnifying party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the indemnifying party, although failure to do so shall not prevent recovery by the indemnified party. In the event of any such claim, the indemnifying party will be entitled to participate therein and, to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from the indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party, unless the indemnified party in good faith believes that its financial condition or business would be materially impaired thereby, and provided further that if the defendants in any such action include both the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party, the indemnified party shall have the right to select separate counsel at the expense of the indemnifying party to assert such legal defenses and to otherwise participate in the defense of such action on behalf of the indemnified party. No settlement of any action or claim shall be effected without the written consent of the parties, which consent shall not be unreasonably withheld. The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

ARTICLE 14. COVENANTS OF THE PARTIES

14.01 The Fund and FundManager shall promptly furnish to the Bank the following:

         (a) A certified copy of the resolutions of the Trustees of the Fund and FundManager authorizing the appointment of the Bank and the execution and delivery of this Agreement.

         (b) copies of each vote of the Trustees designating authorized persons to give instructions to the Bank, and a Certificate providing specimen signatures for such authorized persons.

         (c) Certificates as to any change in any officer or Trustee of the Fund and FundManager.

         (d) All account application forms and other documents relating to shareholder accounts or relating to any plan, program or service offered by the Fund and FundManager.

         (e) copies of the registration statements on Form N-lA as amended and declared effective by the Securities and Exchange Commission and all post-effective amendments thereto and copies of the current prospectus of the Fund and FundManager as may be updated, supplemented or stickered from time to time, such current prospectus referred to herein as the "Prospectus."

         (f) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for the Bank in the proper performance of its duties.

14.02 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the confidential property of the Fund and FundManager and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered to the company on and in accordance with its request.

14.03 The Bank and the Fund and FundManager agree that all books, records, information and data pertaining to the business of the other parties which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

14.04 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such instruction. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

ARTICLE 15. TERM OF AGREEMENT

15.01 This Agreement shall be effective on the date hereof (the "Effective Date") and shall continue in effect from year to year provided that this Agreement may be terminated by either party at any time without payment of any penalty upon ninety (90) days written notice to the other parties .

15.02 Should the Fund and FundManager exercise their right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund and FundManager. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination.

ARTICLE 16. ADDITIONAL FUNDS

16.01 In the event that the Fund establishes one or more series of Shares or desires to have the Bank act as shareholder servicing agent for other existing series under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

ARTICLE 17. ASSIGNMENT

17.01 Except as provided in Section 17.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

17.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

17.03 The Bank, may without further consent on the part of the Fund and FundManager, subcontract for the performance of any of the services to be provided hereunder to third parties, including any affiliate of the Bank, provided that all actions of such subcontractors or agents appointed hereunder shall be deemed for the purposes of this Agreement to be actions of the Bank hereunder, and the appointment of any such subcontractor or agent shall not relieve the bank of its responsibilities or liabilities hereunder, provided however that the Bank shall be indemnified and held harmless by the Fund and FundManager for any acts or omissions of any such sub-contractors or agents as if such acts or omissions were performed by the Bank.

ARTICLE 18. AMENDMENT

18.01 This Agreement may be amended or modified by a written agreement executed by both parties.

ARTICLE 19. MASSACHUSETTS LAW TO APPLY

19.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

ARTICLE 20. MERGER OF AGREEMENT AND SEVERABILITY

20.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

20.02 In the event any provision of this Agreement shall be held unenforceable or invalid for any reason, the remainder of the Agreement shall remain in full force and effect.

20.03 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall together, constitute only one instrument.

ARTICLE 21. NOTICES

21.01 Any notice of other instrument in writing authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and mailed or delivered to it at its office at the address set forth below:

         FOR THE FUND AND FUNDMANAGER:      FREEDOM CAPITAL MANAGEMENT CORP.
                                            ONE BEACON STREET
                                            BOSTON, MA 02108
                                            ATTN: JOHN J. DANELLO

         FOR THE BANK:                      INVESTORS BANK & TRUST FUND
                                            89 SOUTH STREET
                                            BOSTON, MA 02111
                                            ATTN: PATRICK CLARK

ARTICLE 22. USE OF NAME

22.01 Neither the Fund nor FundManager shall use the name of the Bank or any of its affiliates in any prospectus, sales literature or other material relating to such parties in a manner not approved by the Bank prior thereto in writing; provided, however, that the approval of the Bank shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental, or judicial authority; provided, further, that in no event shall such approval be unreasonably withheld or delayed.

ARTICLE 23. LIMITATION ON LIABILITY

23.01 The Master Trust Agreements establishing the Fund and FundManager provide that all persons extending credit to, contracting with or having any claim against either the Fund or FundManager shall look only to the assets of the Fund or FundManager, respectively, and neither the shareholders nor the Trustees, nor any of the officers, employees or agents of the Fund or FundManager shall be personally liable therefore.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and the year first above written.

                  FREEDOM CASH MANAGEMENT FUND

                  Name:  John Danello
                  Title:    President

                  FUNDMANAGER TRUST

                  Name:  John Danello
                  Title:    President

                  INVESTORS BANK & TRUST COMPANY

                  Name:  Henry M. Joyce
                  Title:    Director

DATE:  May 8, 1995

                                   SCHEDULE A

                                FEES AND EXPENSES

                          FREEDOM CASH MANAGEMENT FUND
                                FUNDMANAGER TRUST
                             SERVICING FEE SCHEDULE
                                   MAY 8, 1995

A. ACCOUNT MAINTENANCE                      ANNUAL ACCOUNT FEE

MONEY MARKET / DAILY DIVIDEND FUNDS         $18.25
(OPEN AND CLOSED ACCOUNTS)
MINIMUM ANNUAL FEE                          $25,000.00
CHECK CLEARING FEE                          $     5.00 / CHECK
WIRES                                       $     8.00 / IN
                                            $    10.00 / OUT

B. OUT-OF-POCKET EXPENSES

THESE CHARGES INCLUDE, BUT ARE NOT LIMITED TO:

       o TELEPHONE                          o FORMS AND SUPPLIES
       o CUSTOMIZED PROGRAMMING             o PROXY TABULATION
       o RETURNED CHECK-INSUFFICIENT FUNDS  o AD-HOC REPORTING
       o PRINTING, DELIVERY & POSTAGE